Exhibit 10.1

CONSULTING, CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Consulting, Confidentiality and Proprietary Rights Agreement (“Agreement”) is entered into as of the 30th day of May, 2014 (the “Effective Date”) by and between DigiPath, Inc. (the “Company”), and Steven D. Barbee (“Consultant”).

WHEREAS, the Company desires to engage Steven D. Barbee (“Consultant”) to provide certain services as set forth on the Schedule attached hereto (“Services”) and as specified from time to time by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Consultant to perform, those duties set forth in the Schedule attached hereto and such other duties as may be requested from time to time by the Board of Directors of the Company. Consultant hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement.

2. Compensation. For the services rendered by Consultant under this Agreement, the Company shall pay to Consultant the compensation specified in the Schedule which shall include travel time, subject to the terms and conditions set forth in this Agreement.

3. Term and Survivability. The term of this Agreement shall be for a three month period from the Effective Date and shall continue on a month to month basis thereafter. In addition, this Agreement may be terminated if either party materially fails to perform or comply with this Agreement or any material provision hereof. Termination shall be effective thirty (30) days after notice of such material failure to perform or comply with this Agreement or any material provision hereof to the defaulting party if the defaults have not been cured within such thirty (30) day period. Upon termination of this Agreement the following sections of this Agreement shall survive such termination: Sections 3, 5, 6, 7, 8, 10, 12 13 and 20.

4. Costs and Expenses of Consultant’s Performance. Except as set forth on the Schedule, all costs and expenses of Consultant’s performance hereunder shall be borne by the Consultant.

5. Taxes. Consultant acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to its employees (i.e. Consultant), pursuant to this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Consultant hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Consultant, and any such withholding shall be for Consultant's account and shall not be reimbursed by the Company to Consultant. Consultant expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

6. Confidentiality. Consultant agrees that Consultant will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, or copy, reproduce or use, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired by the Consultant during the period of the Consultant's engagement by the Company. For purposes of this Agreement, "Confidential Information" shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates or of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, whether or not such information, knowledge, Trade Secret or data was conceived, originated, discovered or developed by Consultant hereunder. For purposes of this Agreement, "Trade Secrets" shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company's business or in the business of any of its affiliates. Any information of the Company or any of its affiliates which is not readily available to the public shall be considered to be a Trade Secret unless the Company advises Consultant in writing otherwise. Consultant acknowledges that all of the Confidential Information is proprietary to the Company and is a special, valuable and unique asset of the business of the Company, and that Consultant's past, present and future engagement by the Company has created, creates and will continue to create a relationship of confidence and trust between the Consultant and the Company with respect to the Confidential Information. Furthermore, Consultant shall immediately notify the Company of any information which comes to its attention which might indicate that there has been a loss of confidentiality with respect to the Confidential Information. In such event, Consultant shall take all reasonable steps within its power to limit the scope of such loss.

7. Return of the Company’s Proprietary Materials. Consultant agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Consultant may then possess or have under its control. Concurrently with the return of such proprietary materials to the Company, Consultant agrees to deliver to the Company such further agreements and assurances to ensure the confidentiality of proprietary materials. Consultant further agrees that upon termination of this Agreement, Consultant's, employees, consultants, agents or independent contractors shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

8. Assignment of Proprietary Rights. Other than the Proprietary Rights listed on the Schedule attached hereto, if any, Consultant hereby assigns and transfers to the Company all right, title and interest that Consultant may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Consultant, whether solely or jointly with others, during the period of Consultant's engagement by the Company which relate in any manner to the actual or anticipated business or research and development of the Company, or result from or are suggested by any task assigned to Consultant or by any of the work Consultant has performed or may perform for the Company.

Consultant acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Consultant develops or prepares for the Company during the period of Consultant's engagement by the Company and that such work by Consultant shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. Other than the Proprietary Rights listed on the Schedule attached hereto, Consultant represents and covenants to the Company that there are no Proprietary Rights relating to the Company's business which were made by Consultant prior to Consultant's engagement by the Company. Consultant agrees promptly to disclose in writing to the Company all Proprietary Rights in order to permit the Company to claim rights to which it may be entitled under this Agreement. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 8, Consultant will assist the Company in any reasonable manner to obtain for the Company's benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Consultant will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement. Consultant will further assist the Company in every way to enforce any patents, copyrights and other Proprietary Rights of the Company.

9. Trade Secrets of Others. Consultant represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Consultant in confidence or in trust prior to its engagement by the Company, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Consultant agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

10. Other Obligations. Consultant acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work hereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company hereunder.

11. Independent Contractor. Consultant shall not be deemed to be an employee or agent of the Company for any purpose whatsoever. Consultant shall have the sole and exclusive control over its employees, consultants or independent contractors who provide services to the Company, and over the labor and employee relations policies and policies relating to wages, hours, working conditions or other conditions of its employees, consultants or independent contractors.

12. Non-Solicit. Company will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Consultant, or otherwise seek to adversely influence or alter such individual's relationship with the Consultant; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Consultant to terminate or otherwise alter his, her or its relationship with the Consultant or any of its affiliates. Section 12 does not apply to individuals or entities known to the Company previous to the Effective Date.

13. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Consultant, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

14. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Nevada. In the event a judicial proceeding is necessary, the sole forum for resolving disputes arising under or relating to this Agreement are the Municipal and Superior Courts for Clark County, California or the Federal District Court of Nevada and all related appellate courts, and the parties hereby consent to the jurisdiction of such courts, and that venue shall be in Clark County, California.

15. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Schedule referred to in this Agreement is incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

16. Attorneys Fees. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

17. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Consultant without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

18. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

19. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

20. Indemnification. The Company shall indemnify, defend and hold harmless Consultant and Consultant from and against any and all liability, loss, damage, expense, claims or suits arising out of: (i) Company’s breach of this Agreement, including any representations warranty contained herein; or (ii) the Services provided by Consultant, provided such claim does not in any manner arise from Consultant’s grossly negligent or willful act or omission. Additionally, Consultant will be covered under the Director’s and Officer’s policy of the Company.  The Company will provide evidence of coverage to the Consultant.

21. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice)

(i) If to the Company:

DigiPath, Inc.

28720 Roadside Drive, Suite 128,

Agoura Hills, CA 91301

todd@digipath.com

(ii) If to the Consultant:

Steven D. Barbee

3105 East Central, #114

Wichita, KS 67213

Sdbarbee61@gmail.com

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date mailed, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting, Confidentiality, and Proprietary Rights Agreement as of the Effective Date written above.

Steven D. Barbee

By: _____/s/ Steve Barbee_______________

Name: Steven D. Barbee

The Company

By:_____/s/ Todd Denkin________________

Name: Todd Denkin

Title: President

Schedule

1.               SERVICES

The Consultant shall be the Chief Executive Officer of the Company, with the direct reports of President, Chief Financial Officer, and other officers (and executive managers) of the Company, and executive management and officers of current or future subsidiaries or majority owned entities.

Consultant’s duties shall consist of the following with the assistance of the Chief Financial Officer:

1.	Consultant shall be appointed to the Board of Directors 10 days after the filing of a Schedule 14F within 10 days of the Effective Date.
2.	Responsible for providing strategic leadership for the company by working with the Board and other management to establish long-range goals, strategies, plans, and policies.
3.	Plan, develop, organize, implement, direct and evaluate the organization's fiscal function and performance.
4.	Participate in the development of the corporation's plans and programs as a strategic partner.
5.	Evaluate and advise on the impact of long range planning, introduction of new programs/strategies and regulatory action.
6.	Develop credibility for the finance group by providing timely and accurate analysis of budgets, financial reports and financial trends in order to assist the Board and senior executives in performing their responsibilities.
7.	Enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation.
8.	Establish credibility throughout the organization and with the Board as an effective developer of solutions to business challenges.
9.	Enhance and/or develop, implement and enforce human resource policies and procedures of the organization with the Chief Financial Officer by way of systems that will improve the overall operation and effectiveness of the corporation.
10.	Continual improvement of the budgeting process through education of department managers on financial issues impacting their budgets.
11.	Provide strategic financial input and leadership on decision making issues affecting the organization; i.e., evaluation of potential alliances acquisitions and/or mergers and investments by pension funds and/or investment parties.
12.	Optimize the handling of bank and deposit relationships and initiate appropriate strategies to enhance cash position.
13.	Develop a reliable cash flow projection process and reporting mechanism, which includes minimum cash threshold to meet operating needs.
14.	Be an advisor from the financial perspective on any contracts into which the Corporation may enter.
15.	Evaluation of the finance division structure and team plan for continual improvement of the efficiency and effectiveness of the group as well as providing individuals with professional and personal growth with emphasis on opportunities (where possible) of individuals
16.	Review and Approve any and all public releases and government filings as required by law, including but not limited to US Securities Exchange Commission rules.
17.	Other duties as the Board of Directors determines from time to time.
18.	This Agreement shall be separate from the agreement between the Consultant and DigiPath, Corp.

2. SCHEDULE AND COMITTMENT OF TIME:

The Consultant shall dedicate as much time as needed to fulfill his Duties. If at any time during the performance of this contract any phases of the required tasks appear to be impossible of execution or if any phase cannot be completed on schedule, it is agreed that Consultant will notify Company within one (1) week of such determination. At the time of such notification Consultant shall explain to Company why a particular task is impossible to complete and propose alternative procedures for achieving the desired result.

3. REPORTING SCHEDULE:

Consultant shall report to the Board of Directors or their designee regularly, and not less frequent than twice per month progress on the tasks enumerated above.

4. COMPENSATION AND PAYMENT TERMS:

The Consultant shall be paid $5,000 per month for the above services.

Consultant shall bill semi-monthly. All amounts shall be paid within 5 days of invoice.

Consultant shall receive 5,000,000 shares of stock which shall vest quarterly over a period of two years which shall be developed by the Board of Directors and commensurate with the Consultants position as CEO and board member.

4 EXPENSES:

The Company shall reimburse Consultant for all reasonable out-of-pocket expenses actually incurred by Consultant and accounted for and evidenced in accordance with the standard policies, practices or procedures regarding expense reimbursement that the Company may establish from time to time. In addition to the foregoing, employer will reimburse employee for any and all necessary, customary, and usual expenses incurred by him while traveling for and on behalf of the Company pursuant to employer's directions.